Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

KEVIN JOHNSON JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, October 27, 2022 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Kevin R. Johnson as an independent director of the firm, effective October 26, 2022. Mr. Johnson will also become a member of each of the firm’s Governance, Compensation and Risk Committees.

Mr. Johnson retired in April 2022 as the President and Chief Executive Officer of Starbucks Corporation, a role he had held since April 2017. Previously, he served as President and Chief Operating Officer of Starbucks from March 2015 after serving as an independent director on Starbucks’ board of directors since 2009. From September 2008 to January 2014, Mr. Johnson served as Chief Executive Officer of Juniper Networks, Inc. and served in a variety of roles of increasing seniority at Microsoft Corporation, including as President, Platforms and Services from 2005 to September 2008, having joined Microsoft in 1992.

“We are excited to announce the addition of Kevin to our Board. Kevin will bring his CEO perspective, informed by experiences across a breadth of topics, including building, managing and sustaining a highly visible and global brand, international business and growth markets, and technology. Kevin’s addition adds to the strength and depth of our Board, and we look forward to benefiting from Kevin’s insights,” said David M. Solomon, Chairman and Chief Executive Officer of Goldman Sachs.

“We look forward to benefitting from Kevin’s advice across a wide range of topics. Adding to the breadth and depth of skills and experiences represented on our Board, including consumer leadership, technology and international business, Kevin will be able to draw upon his many years as a public company CEO and a public company director to provide seasoned judgment to our Board,” said Adebayo O. Ogunlesi, Lead Director.

###

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Andrea Williams	Investor Contact: Carey Halio

Tel: 212-902-5400	Tel: 212-902-0300